Exhibit 1

Joint Filing Agreement

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of MicroFinancial Incorporated, and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or she knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 20th day of May, 2005.

By:	/s/ Alexander Fleiss
	Name:	Alexander Fleiss

By:	/s/ Karen Fleiss
	Name:	Karen Fleiss